EXHIBIT 3.1

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP
OF
COMPRESSCO PARTNERS, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Compressco Partners, L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended to read in its entirety as follows:

“1. Name. The name of the limited partnership is “CSI Compressco LP”.

THIRD: Article 3 of the Certificate of Limited Partnership shall be amended to read in its entirety as follows:

“3. General Partner. The name and the business, residence or mailing address of the general partner are:

CSI Compressco GP Inc.
3809 S. FM 1788
Midland, Texas 79706”

FOURTH: This Amendment to the Certificate of Limited Partnership shall be effective at 12:01 a.m. Eastern Standard Time on December 1, 2014.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 19th day of November 2014.

By:    Compressco Partners GP Inc.,
its General Partner

By: /s/Kimberly M. O’Brien__________________
Name: Kimberly M. O’Brien
Title: Assistant Secretary

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